AGRIUM INC.

ANNUAL INFORMATION FORM

Year Ended December 31, 2003

March 26, 2004

ANNUAL INFORMATION FORM INDEX
INTERPRETATION
NAME AND INCORPORATION
INTERCORPORATE RELATIONSHIPS
GENERAL DEVELOPMENT OF THE BUSINESS
HISTORY
NARRATIVE DESCRIPTION OF THE BUSINESS
BUSINESS OF AGRIUM
COMPETITIVE POSITION
SOURCES OF RAW MATERIALS
TRANSPORTATION, STORAGE AND DISTRIBUTION
ENVIRONMENTAL REGULATIONS
EMPLOYEES
DIVIDENDS AND SECURITY CHARGES
MARKET FOR SECURITIES
DIRECTORS AND EXECUTIVE OFFICERS
ADDITIONAL INFORMATION
EX-1
EX-2
EX-3
EX-4
EX-5
EX-6
EX-7

AGRIUM INC.
ANNUAL INFORMATION FORM INDEX

Following is an index of the Annual Information Form referencing the requirements of Form 44-101F1 of the Ontario Securities Commission. Certain portions of this Annual Information Form are disclosed in Agrium Inc.’s Management’s Discussion & Analysis and Consolidated Financial Statements for the year ended December 31, 2003 and are incorporated herein by reference as noted below.

				Page Reference

					Incorporated By
					Reference from
					Management’s
					Discussion &
					Analysis and
				Annual	Consolidated
				Information	Financial
				Form	Statements

Item 1 —	Cover Page			1
	Index			2-3
Item 2 —	Corporate Structure
	2.1	—	Name and Incorporation	4
	2.2	—	Intercorporate Relationships	4
Item 3 —	General Development of the Business
	3.1	—	History	4
	3.2	—	Significant Acquisitions and Significant Divestitures in Past Three Years	n/a
	3.3	—	Trends		16-17(1), 45-46(2)
		—	Commitments		77(3)
		—	Contingencies		40-41(4), 78(5)
Item 4 —	Narrative Description of the Business
	4.1	—	General	5
		—	Principal Products and Services		20-23(6)
		—	Competition	5
		—	New Product Development		41(7)
		—	Sources of Raw Materials	5-6
		—	Transportation, Storage and Distribution	6
		—	Seasonality		27(8)
		—	Environment	6	24(9)
		—	Employees	6
		—	South American Operations		41-42(10), 44(11)
		—	Other Key Risks and Uncertainties		46-48(12)

(1)	Under the heading “Overview of 2003”.

(2)	Under the heading “Looking forward to 2004”.

(3)	Under the heading “Note 18. Commitments”.

(4)	Under the heading “Other developments in North America Wholesale — Unocal Dispute”.

(5)	Under the heading “Note 19. Contingencies”.

(6)	Under the heading “Our products & services”.

(7)	Under the heading “Other developments in North America Wholesale — New Product Development”.

(8)	Under the heading “Seasonality”.

(9)	Under the heading “Understanding our performance — Environment and asset retirement obligations”.

(10)	Under the heading “South America Wholesale operations”.

(11)	Under the heading “South America Retail operations”.

(12)	Under the heading “Key risks and uncertainties”.

Index continued on next page

AGRIUM INC.
ANNUAL INFORMATION FORM INDEX (CONTINUED)

Page Reference

Incorporated By
Reference from
Management's
Discussion &
Analysis and
				Annual	Consolidated
				Information	Financial
				Form	Statements

Item 5 —	Selected Consolidated Financial Information
	5.1	—	Annual Information
		—	Consolidated Statements of Operations and Retained Earnings		58(13)
		—	Consolidated Statements of Cash Flows		59(13)
		—	Consolidated Balance Sheets		60(13)
		—	Notes to Consolidated Financial Statements		61-86(13)
	5.2	—	Quarterly Information		28(14)
	5.3	—	Dividends	7
Item 6 —	Management’s Discussion & Analysis				16-48(15)
Item 7 —	Market for Securities			7
Item 8 —	Directors and Officers			7-9
Item 9 —	Additional Information			9-10
Item 10 —	Forward-Looking Statements				49(16)

(13)	Under the heading “Financial statements and notes”.

(14)	Under the heading “Performance highlights”.

(15)	Under the heading “Management’s discussion & analysis of operations & financial condition”.

(16)	Under the heading “Forward — looking statements”.

INTERPRETATION

In this Annual Information Form, unless the context otherwise indicates, “Agrium” refers to Agrium Inc., its subsidiaries and any partnership of which Agrium and its subsidiaries are the partners, and “Corporation” refers to the corporate entity, Agrium Inc. References to “dollars”, “$”, and “U.S.$” are to United States dollars.

NAME AND INCORPORATION

Agrium Inc. was incorporated by Articles of Incorporation under the Canada Business Corporations Act on December 21, 1992. The Corporation’s head office and principal place of business is located at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8.

INTERCORPORATE RELATIONSHIPS

Principal Subsidiaries	Jurisdiction of Incorporation
& Associated Companies	or Organization	Ownership

AGRIUM, a general partnership	Alberta	100%
Agrium U.S. Inc.	Colorado	100%
Agrium Nitrogen Company	Colorado	100%
Crop Production Services, Inc.	Delaware	100%
Western Farm Service, Inc.	Delaware	100%
Agroservicios Pampeanos S.A.	Argentina	100%
Nu-West Industries, Inc.	Delaware	100%
Viridian Inc.	Canada	100%
Viridian Fertilizers Limited	Canada	100%
Profertil S.A.	Argentina	50%
Canpotex Limited	Canada	33 1/3%

GENERAL DEVELOPMENT OF THE BUSINESS

HISTORY

Agrium was formed to facilitate the reorganization of the fertilizer division of Cominco Ltd. and the acquisition of the fertilizer assets of Alberta Energy Company Ltd. in 1993.

From 1993 to 1996, Agrium expanded its fertilizer activities by acquiring Crop Production Services, Inc. and Western Farm Service, Inc., both of which serve the U.S. retail agricultural industry in the Northwest, Northeast, Midwest and California markets. Agrium also acquired Nu-West Industries, Inc. in 1995, which produces phosphate-based fertilizer products from a plant located in Idaho.

In late 1995, Agrium began establishing retail sales outlets in the major agricultural areas of Argentina, which offer fertilizer, agricultural chemicals and related services. By the end of 1997, Agrium had established 18 retail farm centres in Argentina. Agrium has a 50 percent interest in a joint venture, Profertil S.A., which has constructed a world-scale ammonia and urea production facility in Argentina. The facility achieved commercial production levels in 2001 and, on November 30, 2001, Profertil obtained the release of completion guarantees on the facility. This release resulted in the long-term project financing becoming non-recourse to Agrium.

In December 1996, Agrium merged with Viridian Inc., which operated nitrogen and phosphate-based fertilizer plants at Fort Saskatchewan and Redwater, Alberta. In late 1997, Agrium acquired a phosphate rock mine located close to its phosphate producing plant in Idaho. In 1998, Agrium commenced development of a phosphate rock mine and mill in Kapuskasing, Ontario which commenced operation in 1999. Full production levels were achieved in the second half of 2001. In September 2000, Agrium acquired an Alaskan nitrogen facility and related U.S. West Coast assets from Union Oil Company of California (Unocal). There have been no further significant acquisitions or divestitures since 2000.

NARRATIVE DESCRIPTION OF THE BUSINESS

BUSINESS OF AGRIUM

Agrium is a leading global producer and marketer of agricultural nutrients and industrial products and a major retail supplier of agriculture products and services in both North America and Argentina. Agrium is one of the top two nitrogen producers in the world with approximately three percent of the nitrogen market.

Agrium produces a full range of fertilizers. Nitrogen-based fertilizers are produced in Alberta, Canada at five plants located at Carseland, Fort Saskatchewan, Joffre, Redwater and Standard/Granum. Sulphur and phosphate-based fertilizers are also produced at the Redwater plant which utilizes phosphate ore from Agrium’s phosphate mine located at Kapuskasing, Ontario. Additionally, Agrium owns and operates a potash mine and production facility at Vanscoy, Saskatchewan. In the United States, Agrium owns and operates five nitrogen-based fertilizer production plants at Beatrice, Nebraska, Borger, Texas, Kenai, Alaska, Kennewick, Washington and West Sacramento, California and one phosphate-based fertilizer production facility near Soda Springs, Idaho. Agrium owns and operates a micronutrient facility at Reese, Michigan. Agrium is also a 50 percent participant in the Profertil joint venture that owns and operates a world scale nitrogen-based fertilizer plant in Bahia Blanca, Argentina.

Agrium has an extensive storage and wholesale distribution network serving Western Canada, the Pacific Northwest, California, the Midwest Cornbelt and the Great Plains regions of the United States.

Agrium has two phosphate rock mines, which supply plants at Redwater, Alberta and Conda, Idaho. These mines result in enhanced security of supply.

Agrium’s North America Retail segment is one of the largest and most geographically diverse farm retailers in the United States. With 206 retail facilities in the United States as of December 31, 2003, Agrium provides fertilizers, crop protection products, seeds and services to growers in 22 states, principally in the U.S. Northwest, Northeast, Midwest and California. Agrium also owns and operates 18 retail farm centres in Argentina.

COMPETITIVE POSITION

The market for Agrium’s nitrogen, phosphate and potash is highly competitive. Agrium’s competitors include other large integrated fertilizer producers, cooperatives, divisions of agribusiness companies, regional distributors and independent dealers.

Nitrogen-based fertilizer is a global commodity, and customers, including end-users, dealers and other fertilizer producers and distributors, base their purchasing decisions principally on the delivered price and availability of the product. The relative cost of, and availability of transportation for, raw materials and finished products to manufacturing facilities are also important competitive factors. Agrium competes with a number of producers in North America and other countries, including state-owned and government-subsidized entities.

Competition in the phosphate and potash fertilizers market is based largely on price, reliability and deliverability. The relative cost and availability of mines and the efficiency of production facilities are also important competitive factors. Domestic competitors for phosphate and potash include a number of large producers. In addition, the production and trade of phosphate and potash have become increasingly global and a number of foreign competitors produce phosphate and potash primarily for the export market.

SOURCES OF RAW MATERIALS

Natural gas is the primary raw material used in the production of nitrogen-based fertilizer. At current North American natural gas prices, natural gas accounts for almost 90 percent of the cash cost of producing ammonia, the building block for all nitrogen products. Total annual natural gas consumption by Agrium’s North and South American fertilizer operations operating at full capacity is approximately 180 billion cubic feet. The ammonia operations are well located with respect to gas supplies and deliverability.

Agrium’s natural gas requirements for its nitrogen facilities in Kenai, Alaska and the Profertil facility in Argentina are supplied under fixed base-price contracts subject to adjustments. The Kenai gas contract is subject to dispute. Details of the dispute with Unocal are set out in Management’s Discussion & Analysis on pages 40 to 41 of the 2003 Annual Report and note 19 to the audited Consolidated Financial Statements of Agrium on page 78 of the 2003

Annual Report, which is incorporated herein by reference. The remainder of Agrium’s natural gas requirements for its other facilities is purchased from a number of suppliers under contracts that contain mostly one-year terms, with some longer-term contracts in place with its major suppliers. Natural gas prices under these contracts are generally market indexed with hedging employed to reduce the impact of the volatility of gas prices. Small amounts of spot market gas are used to meet peak requirements.

Phosphate rock, sulphuric acid, ammonia and sulphur are the principal phosphate fertilizer raw materials and account for the major cost elements in the manufacture of phosphate. The Kapuskasing phosphate rock mine and mill came on stream in 1999. It provides a long-term supply of the phosphate rock required by the Redwater plant with a capacity of approximately 1.1 million tonnes annually and has an estimated reserve life of greater than 15 years. Phosphate rock for the Conda, Idaho plant is supplied by a nearby mine which was acquired by Agrium in late 1997. It is expected that this mine will continue to satisfy the plant’s phosphate rock requirements for approximately eight more years based on current capacity. In addition, Agrium currently has access to additional reserves of phosphate rock, which are located on lands leased primarily from federal and state governments under long-term leases.

Agrium’s potash mine in Saskatchewan has sufficient ore reserves to maintain current production for well over 50 years.

TRANSPORTATION, STORAGE AND DISTRIBUTION

A significant portion of delivered costs of fertilizer products to certain customers is attributable to transportation. Agrium has entered into various rail, pipeline and other transportation agreements to provide reliable and competitive transportation services. Agrium leases approximately 2,800 rail tank and hopper cars, some of which are specially designed to transport fertilizer products. This fleet is supplemented by railroad-supplied cars as needed to meet peak-season transportation requirements. Agrium owns atmospheric, pressurized anhydrous ammonia storage, dry product, and liquid product facilities at locations in Western Canada, the Pacific Northwest, California, the Midwest Cornbelt and the Great Plains regions of the United States. These facilities, when combined with storage capability at the production facilities, provide a network of field and production site storage capacity sufficient to meet customer requirements.

ENVIRONMENTAL REGULATIONS

Our operations are subject to a variety of federal, provincial, state and local laws and regulations, some of which relate to the remediation of existing environmental conditions while others require that certain work be carried out at the time of plant closure, or when the specific asset is retired. The most restrictive of these requirements are typically issued to Agrium in the form of permits, approvals, authorizations and licenses that are intended to protect employees from injury and illness and the environment and community from harm. The laws and regulations may limit or regulate operating conditions, rates and efficiency; land, water and raw material use and management; product storage, quality and transportation; waste storage and disposal; emissions and other discharges. Asset retirement obligations are often stipulated in our facility operating licenses and permits, although they may also arise from contractual obligations and other legal requirements then in effect. For facilities with these stipulations, asset retirement obligations typically involve the removal of the asset, remediation of any contamination resulting from the use of that asset and reclamation of the land.

EMPLOYEES

As of December 31, 2003 Agrium employed 4,667 people — 3,042 in the United States 1,422 in Canada and 203 in Argentina. In total, 1,985 people are employed in the North America Wholesale business segment, 2,229 in the North America Retail business segment, 250 in Corporate Administration, 202 in the South America Retail business segment and one person in the South America Wholesale business segment. The other employees of the South America Wholesale business segment are not included in the total of 4,667 employees as those staff are employees of Profertil and are not employees of Agrium.

Hourly employees at the following plants are represented by labor unions with the contract expiration date for each plant shown in parenthesis: Fort Saskatchewan, Alberta (December 31, 2006); Kenai, Alaska (April 1, 2005); Vanscoy, Saskatchewan (April 30, 2006); Beatrice, Nebraska (November 16, 2006).

Management believes that it has good relations with both its unionized and non-unionized employees.

DIVIDENDS AND SECURITY CHARGES

The Corporation’s present intention is to pay regular dividends on its common shares. A semi-annual cash dividend of U.S.$0.055 per share has been paid since January 1998. The declaration, amount and date of payment of dividends is determined by the Board of Directors from time to time and will be subject to earnings and financial requirements, and other conditions prevailing at that time.

The Corporation has the option to defer payment of securities charges on its eight percent junior subordinated debentures for up to 20 consecutive periods, subject to certain restrictions. Its present intention is to pay these securities charges when they are due and payable. Since issuing the subordinated debentures, all charges have been paid when due.

During 2003, the Corporation issued a redemption notice on the outstanding $50-million six percent junior subordinated debentures. Subsequent to December 31, 2003, all holders of the six percent junior subordinated debentures elected to convert the debentures into common shares at the stated conversion price. Details of the redemption notice and subsequent conversion are disclosed in note 16 to the audited Consolidated Financial Statements of Agrium on page 74 of the 2003 Annual Report, which is incorporated herein by reference.

MARKET FOR SECURITIES

The Common Shares of the Corporation are listed for quotation and trading on the Toronto Stock Exchange and the New York Stock Exchange under the symbol: “AGU”. The Corporation’s $175-million principal amount of eight percent junior subordinated debentures are listed on the New York Stock Exchange under the symbol: “AGU Pr”.

DIRECTORS AND EXECUTIVE OFFICERS

Information is given below with respect to each of the current Directors, including all current positions held with the Corporation, present principal occupation and principal occupations during the last five years. The term of office of each Director expires at the end of the 2004 Annual General Meeting.

	Year first became
Name and	Director of the
Municipality of Residence	Corporation	Present principal occupation or employment

Frank W. Proto(1)(4) Regina, Saskatchewan	1993	Corporate Director. Board Chair of Agrium Inc.

John M. Van Brunt Calgary, Alberta	1993	Board Vice Chair of Agrium Inc. Corporate Director. President of The

Neil Carragher(2)(3) Toronto, Ontario	1996	Corporate Partnership Ltd. (a mergers and acquisitions company)

Ralph S. Cunningham(1)(2) Montgomery, Texas	1996	Corporate Director. Corporate Director. Farmer and rancher.

D. Grant Devine(3)(4) Regina, Saskatchewan	1993	President, Grant Devine Farms and Consulting Services Ltd.

Susan A. Henry(1)(4) Ithaca, New York	2001	Ronald P. Lynch Dean of the College of Agriculture and Life Sciences and Professor at Cornell University, Ithaca, New York. Corporate Director. President & Chief Executive Officer, Metropolitan Investment

Frank W. King(3)(4) Calgary, Alberta	1996	Corporation (a private venture capital and management company)

	Year first became
Name and	Director of the
Municipality of Residence	Corporation	Present principal occupation or employment

G. Woody MacLaren(2)(4) Dornoch, Scotland	1993	Chair of Macluan Capital Corporation (a private international investment company)

Harry G. Schaefer, FCA(1)(3) Calgary, Alberta	1998	Corporate Director and Business Advisor.

T. Don Stacy(2)(3) Houston, Texas	1995	Corporate Director.

Michael M. Wilson Bragg Creek, Alberta	2003	President & Chief Executive Officer of Agrium Inc.

Victor J. Zaleschuk, CA(1)(2) Calgary, Alberta	2002	Corporate Director.

(1)	Member of the Audit Committee.

(2)	Member of the Human Resources & Compensation Committee.

(3)	Member of Corporate Governance & Nominating Committee.

(4)	Member of the Environment, Health & Safety Committee.

All directors have held the office and principal occupation identified above for not less than five years except as follows: Dr. Henry, prior to July, 2000, was Dean of Science at Carnegie Mellon University; Mr. Van Brunt, prior to October, 2003, was Vice Chair & Chief Executive Officer of the Corporation and, prior to October, 2002, was President & Chief Executive Officer of the Corporation; Mr. Wilson, prior to October, 2003, was President & Chief Operating Officer of the Corporation, prior to October, 2002, was Executive Vice President & Chief Operating Officer of the Corporation and, prior to August, 2000, was Executive Vice President of Methanex Corporation (a chemical company); and, Mr. Zaleschuk, prior to June, 2001, was President & Chief Executive Officer of Nexen Inc. (a natural resource company).

Executive Officers

Name and Municipality	Position with the Corporation
of Residence	And Principal Occupation

Frank W. Proto Regina, Saskatchewan	Board Chair.

John M. Van Brunt Calgary, Alberta	Board Vice Chair.

Michael M. Wilson Bragg Creek, Alberta	President & Chief Executive Officer.

Garnet K. Amundson Calgary, Alberta	Vice President & Controller.

Dorothy E.A. Bower Calgary, Alberta	Vice President, Strategic Development & Planning.

Patrick J. Freeman Calgary, Alberta	Vice President & Treasurer.

Richard L. Gearheard Centennial, Colorado	Senior Vice President, North America Retail.

James M. Grossett DeWinton, Alberta	Vice President, Human Resources.

Name and Municipality	Position with the Corporation
of Residence	And Principal Occupation

William C. McClung Calgary, Alberta	Vice President, Manufacturing.

Leslie A. O’Donoghue Calgary, Alberta	Vice President, General Counsel & Corporate Secretary.

Christopher W. Tworek Calgary, Alberta	Vice President, Supply Management.

Robert J. Rennie Lethbridge, Alberta	Vice President, Corporate Affairs/South America.

Bruce G. Waterman Calgary, Alberta	Senior Vice President, Finance & Chief Financial Officer.

Ronald A. Wilkinson Calgary, Alberta	Vice President, Operations & Technology.

John D. Yokley Calgary, Alberta	Senior Vice President, Marketing & Distribution.

All of the officers have held the office and principal occupation identified above or a substantially similar position for not less than five years with the exception of: Mr. Van Brunt, prior to October, 2003, was Vice Chair & Chief Executive Officer of the Corporation and, prior to October, 2002, was President & Chief Executive Officer of the Corporation; Mr. Wilson, prior to October, 2003, was President & Chief Operating Officer of the Corporation, prior to October, 2002, was Executive Vice President & Chief Operating Officer of the Corporation, and, prior to August, 2000, was Executive Vice President of Methanex Corporation (a chemical company); Mr. Amundson, prior to April, 2002, was Controller of Canadian Hunter Exploration Ltd. (a natural resource company); and, prior to September, 2001, held various finance management roles at Talisman Energy Inc. (a natural resource company); Ms. Bower, prior to July, 1999, was Vice President, General Counsel & Corporate Secretary of the Corporation; Mr. Grossett, prior to April, 2002, was Senior Vice President, Human Resources at Molson Inc. (a brewing company), and prior to April, 1999, was Senior Vice President, Human Resources of Coca-Cola Beverages Ltd. (a beverage company); Mr. McClung, prior to August, 2003, was Vice President, Operations of the Corporation and, prior to September, 1999, was General Manager, Potash operations of the Corporation; Ms. O’Donoghue, prior to October, 1999, was a partner at the law firm of Blake Cassels & Graydon; Mr. Tworek, prior to July, 1999, was Vice President, Transportation & Logistics of the Corporation; Dr. Rennie, prior to October, 2003, was Vice President, South America of the Corporation; Mr. Waterman, prior to April, 2000, was Vice President Finance and Chief Financial Officer of Talisman Energy Inc., (a natural resource company); Mr. Wilkinson, prior to August, 2003, was Director, Technical Services of the Corporation and, prior to May, 2001, was General Manager, Operations & Marketing of Profertil; and, Mr. Yokley, prior to July, 1999, was Vice President, Marketing of the Corporation.

Directors and officers as a group beneficially own, directly or indirectly, or exercise control or direction over approximately 373,368 common shares or 0.295 percent of the common shares outstanding as at December 31, 2003.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Corporation’s securities, options to purchase securities and interest of insiders in material transactions, where applicable, is provided in the Corporation’s management proxy circular for its most recent annual meeting of shareholders that involved the election of directors, and additional financial information as provided in Agrium’s consolidated financial statements for its most recently completed financial year.

The Corporation will provide to any person, upon request made to the Corporate Secretary of Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8:

(a)	When securities of the Corporation are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed and respecting a distribution of its securities;

(i)	one copy of this annual information form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference herein;

(ii)	one copy of the consolidated financial statements of the Corporation for its most recently completed financial year, together with the accompanying report of its auditor, and one copy of any interim financial statements of the Corporation subsequent to the financial statements for its most recently completed financial year;

(iii)	one copy of the management proxy circular of the Corporation with respect to its most recent annual meeting of shareholders that involved the election of directors; and

(iv)	one copy of any documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under items (i) to (iii) above; or

(b)	at any time, one copy of any other documents referred to in items (a) (i), (ii) and (iii) above.